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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): October 18, 2005

MAGNA ENTERTAINMENT CORP. (Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation)
000-30578 (Commission File Number)	98-0208374 (I.R.S. Employer Identification No.)
337 Magna Drive, Aurora, Ontario, Canada	L4G 7K1

(Address of Principal Executive Offices)	(Zip Code)
(905) 726-2462 (Registrant's Telephone Number, Including Area Code)
Not Applicable (Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2. Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 19, 2005 Magna Entertainment Corp. (the "Corporation") completed the sale of its wholly-owned subsidiaries that own and operate the Flamboro Downs racetrack near Hamilton, Ontario to Great Canadian Gaming Corp. on terms previously announced on July 6, 2005 and set forth in the Corporation's Current Report on Form 8-K filed on July 12, 2005. In accordance with the share purchase agreement, the Corporation received sale proceeds of US$23.6 million and CDN$50 million, in cash and by the assumption of existing debt by Great Canadian.

Section 5. Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers, Election of Directors, or Appointment of Principal Officer

(b)
Departure of Directors for Other Reasons; Departure of Principal Officers

On October 18, 2005, Jim McAlpine retired from the Corporation and resigned as the Vice-Chairman of Corporate Development and a Director of the Corporation.

Section 7.

Item 7.01 Regulation FD

Revised Project Financing

On October 19, 2005 the Corporation announced that it increased the capital budget for its construction project at Gulfstream Park from US$145 million to US$171.5 million, including additional contingency reserves, subject to certain additional financing and loan amendments as described below. The most significant portion of the budget increase relates to the construction of the clubhouse, including as a result of additional material and labor costs, changes in scope and damage and delays resulting from recent hurricanes. Funding for the additional construction costs at Gulfstream Park will be provided pursuant to a loan of up to US$13.5 million from BE&K, Inc., parent company of Suitt Construction Co., Inc., the general contractor for the Gulfstream construction project and from general funds of the Corporation, including the net proceeds from the sale of Flamboro Downs. Gulfstream Park Racing Association, Inc. ("GPRA"), the Corporation's wholly owned subsidiary that owns and operates Gulfstream Park, and BE&K, Inc. have signed a term sheet setting forth the terms of the proposed construction loan and are currently negotiating definitive documentation, which they expect to finalize and execute by the end of October. As security for the loan from BE&K, Inc., certain subsidiaries of the Corporation that own land in Ocala, Florida (the "Ocala Land") will provide a guarantee to BE&K, Inc., which will be secured by a mortgage over the Ocala Land.

Bridge Loan

In accordance with its bridge loan agreement with a subsidiary (the "MID Lender") of MI Developments Inc. (the Corporation's parent company) and with its senior secured revolving credit agreement, the Corporation is required to use the net proceeds from the sale of Flamboro Downs to pay down the principal amount owing under the two loans in equal portions. However, both the MID Lender and the lender under the senior secured revolving credit facility (the "Senior Lender") have agreed in principle to mutually waive this repayment requirement, subject to certain other amendments and the execution of definitive agreements for such amendments. The parties are currently negotiating the definitive documentation and anticipate closing the amendments by the end of October.

The amendment to the senior secured revolving credit agreement will require that upon the closing of certain future asset sales, the Corporation will permanently repay the senior secured revolving credit facility by approximately US$12 million from the proceeds of such sales. The amendments to the bridge loan agreement with the MID Lender will require that (i) the Corporation place up to US$13 million from the Flamboro Downs sale proceeds into escrow with the MID Lender for future Gulfstream construction costs, (ii) the MID Lender will waive its negative pledge over the Ocala Land, (iii) GPRA shall have entered into a definitive agreement with BE&K for debt financing of US$13.5 million to be used to pay for construction costs for the Gulfstream construction project, (iv) the Corporation will use commercially reasonable efforts to sell certain assets and use the proceeds of such sales to pay down the bridge loan from the MID Lender, and (v) in the event that the Corporation does not enter into definitive agreements prior to December 1, 2005 to sell certain additional assets or repay the full balance of the bridge loan by January 15, 2006, the MID Lender will be granted mortgages on certain additional properties owned by the Corporation. Upon the closing of the sale of certain assets by the Corporation, it will also be required to put into escrow with the MID Lender the amount required to pre-pay the loan from BE&K. Consideration of the amendments to the loans from the MID Lender was supervised for the Corporation by the Special Committee of its board of directors, consisting of John R. Barnett (Chairman) and Jerry D. Campbell, Louis E. Lataif, William J. Menear and Gino Roncelli. The approval of the Corporation's board (with interested directors abstaining) followed a favorable recommendation of the Special Committee.

On October 17, 2005, the MID Lender made available to the Corporation the second tranche of the bridge loan, in the amount of US$25 million, such that the amount currently available to the Corporation is US$75 million. To date, the Corporation has drawn a total of approximately US$56 million under the bridge loan.

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The full text of the press releases issued by the Corporation are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and incorporated by reference herein.

Section 9.

Item 9.01 Financial Statements and Exhibits

(c)
Exhibits

Exhibit 99.1    Copy of Registrant's press release dated October 18, 2005

Exhibit 99.2    Copy of Registrant's press release dated October 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP. (Registrant)
October 21, 2005	by:	/s/ Blake S. Tohana Blake S. Tohana, Executive Vice-President and Chief Financial Officer

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SIGNATURES